Exhibit 99.1

NPS Pharmaceuticals Announces Senior Management Appointments

Bedminster, NJ – November 13, 2007 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today the promotion of Andrew Rackear to senior vice president, legal affairs, and general counsel, effective November 15, 2007, and the appointment of Luke M. Beshar as senior vice president and chief financial officer, effective November 20, 2007. Mr. Rackear replaces Val Antczak, who is retiring from NPS in conjunction with the closing of the company’s Salt Lake City facility. Mr. Beshar replaces Gerard Michel, who is leaving the company on November 19, 2007 to pursue new professional opportunities but will remain a consultant to NPS on an as-needed basis to ensure a smooth transition of his responsibilities.

Mr. Rackear joined NPS in July 2007 as associate general counsel. Previously, he was vice president and general counsel at Chugai Pharma, USA and vice president and general counsel at Amersham Biosciences Corp. He received his law degree from New York University and is a member of the New York and New Jersey state bar associations.

Mr. Beshar is a former CFO of various public and private companies and has more than twenty five years of general and financial management experience. Most recently, he served as executive vice president and chief financial officer of Cambrex Corporation, a global life sciences company. He was also senior vice president and chief financial officer at Dendrite International, a leading provider of services to the life sciences industry. Mr. Beshar began his career with Arthur Andersen & Co. He is a certified public accountant, obtained his undergraduate degree in accounting and finance from Michigan State University and is a graduate of The Executive Program at the Darden Graduate School of Business, University of Virginia.

NPS president and CEO, Dr. Tony Coles, stated: “I congratulate Andy on his promotion and extend a warm welcome to Luke, who brings great financial and general management experience to NPS. I also wish to acknowledge the contributions of Val and Gerry, who played key roles in restructuring NPS so that the company could continue to develop its late-stage product candidates and pursue its mission of treating diseases and transforming lives. I am grateful for their guidance and counsel and thank them for their willingness to ensure a smooth transition of responsibilities to their successors. Val and Gerry have both been creative and effective forces in the life of the company and we wish them great success in their next endeavors. Gerry, in particular, has also done a great job strengthening the company’s balance sheet this year through a series of innovative financings which have enabled us to retire our 2008 convertible debt.”

About NPS

NPS Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development. Additional information is available on the company’s website, http://www.npsp.com.

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All information in this press release is as of November 13, 2007 and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year-ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter-ended September 30, 2007.